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                                                                     Exhibit 5.1






September 12, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.   20549

Re: Allied Waste Industries, Inc. - Shelf Registration Statement covering 7,000,000 Shares of Common Stock (the "Registration Statement")

Ladies and Gentlemen:

      We have acted as counsel to Allied Waste Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-4 under the Securities Act of 1933, as amended, of 7,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). In such capacity we have examined the Certificate of Incorporation, Bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that the 7,000,000 shares being offered and sold by the Company pursuant to the Registration Statement will, when issued and sold as contemplated in the Registration Statement, be validly issued, fully paid and non-assessable, outstanding shares of Common Stock.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

Very truly yours,



Porter & Hedges, L.L.P.